Exhibit 99.1

Chesapeake Corporation Increases Cash Flow Guidance for

Fiscal-Year 2004 Financial Results

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today increased the guidance for its reported cash flow available for shareholders and debt reduction for fiscal-year 2004 to approximately $73 million, up from the company's previously disclosed guidance of $50 million to $60 million. Included in this amount are costs and related payments on the early redemption of debt. The improved cash flow is primarily the result of timing of payments relating to working capital and capital expenditures along with the sale of non-strategic land.

Chesapeake's fiscal-year 2004 earnings guidance remains within the previously disclosed range of $0.90 per share to $1.10 per share but is expected to be at the lower end of that range.

To supplement the company's consolidated financial statements presented on a GAAP basis, the company reports "cash flow available for shareholders and debt reduction," a non-GAAP measure, which the company believes enhances the overall understanding of the company's ability to pay-down debt and pay dividends to its shareholders. In addition, this non-GAAP measure is a primary indicator management uses as a basis for planning and forecasting future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with GAAP.

In determining fiscal-year 2004 cash flow available for shareholders and debt reduction, Chesapeake expects to report net cash provided by operations of approximately $93 million less net cash used in investing activities of approximately $20 million resulting in cash flow available for shareholders and debt reduction of approximately $73 million.

The company will announce its fourth quarter and fiscal-year 2004 financial results on February 4, 2005.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.